Exhibit 5.1

OPINION OF WILSON SONSINI GOODRICH & ROSATI
PROFESSIONAL CORPORATION

August 3, 2017

Fluidigm Corporation

7000 Shoreline Court, Suite 100

South San Francisco, CA 94080

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Fluidigm Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,000,000 shares of the Company’s common stock, par value $0.001 per share, reserved for future issuance pursuant to the Fluidigm Corporation 2017 Employee Stock Purchase Plan (the “Plan” and which shares of common stock are referred to herein as the “Shares”). As your legal counsel, we have examined the proceedings taken and are familiar with the actions proposed to be taken by you in connection with the issuance and sale of the Shares under the Plan and pursuant to the agreements related thereto. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

It is our opinion that the Shares, when issued and sold in the manner referred to in the Plan and pursuant to the agreements that accompany the Plan, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati